Exhibit 99.2

Equinix Investor Relations Contact:	Equinix Media Contact:
Jason Starr Equinix, Inc. (650) 513-7402 jstarr@equinix.com	David Fonkalsrud K/F Communications, Inc. (415) 255-6506 dave@kfcomm.com

FOR IMMEDIATE RELEASE

EQUINIX CLOSES $250 MILLION CONVERTIBLE SUBORDINATED NOTES OFFERING

Foster City, CA — March 30, 2007 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced the closing of its previously announced registered offering of $250 million aggregate principal amount of unsecured Convertible Subordinated Notes due 2012, which includes the exercise by the underwriters of a $30 million over-allotment option.

As previously announced, the Company intends to use the net proceeds from the offering for general corporate purposes, including the funding of the Company’s expansion activities and working capital requirements.

Under certain circumstances, the notes will be convertible into Equinix common stock at an initial conversion rate of 8.9259 shares per $1,000 principal amount of notes, subject to adjustment. This conversion rate is equivalent to an initial conversion price of approximately $112.03 per share. This represents a 30% premium to the last reported sale price of Equinix’s common stock on the NASDAQ Global Select Market on March 27, 2007.

Upon conversion, holders will receive, at Equinix’s election, cash, shares of common stock or a combination of cash and shares of common stock. Equinix currently intends to settle any conversion of notes in cash up to 100% of the principal amount of the notes, with any remaining amount to be satisfied in cash, shares of common stock, or a combination of cash and shares of common stock.

Citigroup Corporate and Investment Banking acted as the sole book-running manager of the offering. Credit Suisse Securities (USA) LLC and Jefferies & Company, Inc. acted as co-managers of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include those described in the Company’s registration statements on Form S-3 filed with the Securities and Exchange Commission on March 27, 2007 (File Nos. 333-141594 and 333-141609), as well as periodic reports filed with the Commission. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.